Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Apollo Endosurgery, Inc.:
We consent to the incorporation by reference in the registration statements of Apollo Endosurgery, Inc. on Form S-8 (Nos. 333-215817, 333-218773, 333-223461, 333-231202 and 333-237919) and on Form S-3 (Nos. 333-233439 and 333-245652), of our report dated March 26, 2020, with respect to the consolidated balance sheet of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Apollo Endosurgery, Inc.
Our audit report dated March 26, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, cash flow deficits and debt covenant violations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Austin, Texas
February 24, 2021